                                                                   EXHIBIT 10.13

                                  AMENDMENT

                                     TO

               TECHNOLOGY LICENSE AGREEMENT AND SUPPLY AGREEMENT

     This amendment to Technology License Agreement and Supply Agreement ("Agreement"), is entered into as of the 31 day of March, 1994, by and between Ramtron International Corporation, a Delaware corporation, having its principal offices at 1850 Ramtron Drive, Colorado Springs, Colorado 80921 ("Ramtron") and Racom Systems, Inc., a Delaware corporation, having its principal offices at 6080 Greenwood Plaza Boulevard, Englewood, Colorado 80111 ("Racom").


                                    RECITALS

A. Ramtron and Racom have entered into that certain Supply Agreement dated October 23, 1991 ("Supply Agreement") and that certain Technology License Agreement dated October 23, 1991 ("License Agreement") whereby Ramtron has agreed to license certain of its ferroelectric technology to Racom and to supply Racom with certain products incorporating such technology.

B. Ramtron and Racom desire to amend the Supply Agreement and License Agreement and desire to set forth certain terms and conditions under which the parties shall operate all as set forth in this Agreement.

             NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   AGREEMENT

                                  ARTICLE ONE

                        AMENDMENTS TO LICENSE AGREEMENT

1.1 Section 1.5 of the License Agreement shall be modified in its entirety as set forth below:

          "Improvements" means all improvements, enhancements and developments to the Ferroelectric Technology, of any kind, whatsoever, including all 1 Transistor, 1 Capacitor


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          Cell, sub 1.2 micron devices and technology, processes and materials for use therein, made by Ramtron or its Affiliates, or to which Ramtron or its Affiliates may be entitled or may become entitled. "Improvements" shall not include any such improvements, enhancements, and developments if Ramtron or any of its Affiliates, as the case may be, are prohibited from making the same available to Licensee pursuant to a contract with a third party or pursuant to any judicial order or proceeding.

          Notwithstanding the foregoing, Licensee will not have the right to require Ramtron or its Affiliates to utilize any Improvements which have not been reduced to commercial practice by Ramtron or its Affiliates. Licensee's rights to the Ferroelectric Technology and to any and all Improvements, shall not be diminished in any way whatsoever if Ramtron or its Affiliates do not reduce to commercial practice, for any reason whatsoever, any or all such Improvements.

          Ramtron agrees to inform Licensee of any Improvements on a timely basis. All requests for information regarding Improvements from Licensee must be such as to not unreasonably interfere with Ramtron's normal course of business. Ramtron further agrees to provide complete details of any Improvements to Licensee at the earlier of (a) the time they are included in any issued patents, (b) the time they are included in Ramtron's internal register of trade secrets, or (c) the time they are formally documented for internal use. Ramtron will not be required, but may, in its sole discretion, inform Licensee of any developments or Improvements which do not yet meet the requirements set forth above without incurring any further obligation to Licensee.

1.2 Section 2.1(c) of the License Agreement shall be modified in its entirety as set forth below:

          (c) In the event that Ramtron does not restrict such licenses as described above and such licensee or any of its Affiliates commercially sells Ferroelectric RF/ID Products on or before December 31, 1996, then subject to Subsection (f) below, Licensee shall be entitled to give written notification to Ramtron requiring that


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          Ramtron transfer to Licensee for no payment or additional
          consideration whatsoever One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (1,333,333) shares of Licensee's common stock currently held by Ramtron. Ramtron represents and warrants to Licensee that all shares transferred by Ramtron to Licensee pursuant to this clause shall be fully paid up in the name of Ramtron and absolutely free from any mortgage, charge, pledge, lien, encumbrance, security interest, preferential right, trust arrangement, contractual right of set off or any other security agreement or arrangement in favor of any other person. Ramtron and Licensee hereby acknowledge that the entitlement to receive a transfer of shares of Licensee's common stock described above shall constitute Licensee's sole and exclusive right in such event and such amount represents a genuine pre-estimate of the liquidated damages likely to be suffered by Licensee as a result of commercial sales of Ferroelectric RF/ID Products by such other licensee or its Affiliates.

1.3 Section 2.1(d) of the License Agreement shall be modified in its entirety as set forth below:

          (d) Ramtron acknowledges that there is no restriction imposed upon Seiko Epson Corporation or Deutsche ITT Industries GMBH ("ITT") pursuant to the licenses granted by Ramtron to such parties to exploit the Ferroelectric Technology under License Agreements dated 2 March, 1989, and 1 June, 1988, respectively. In the event that either Seiko Epson Corporation or ITT or any of their respective Affiliates commercially sells
          Ferroelectric RF/ID Products on or before June 30, 1996, then, subject to subsection (f) below Licensee shall be entitled to give written notification to Ramtron requiring that Ramtron, at Ramtron's sole option, either (i) pay to Licensee the sum of One Million Dollars ($1,000,000), or (ii) transfer to Licensee for no payment or additional consideration whatsoever Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (666,667) shares of Licensee's common stock currently held by Ramtron. Ramtron represents and warrants to Licensee that all shares transferred by Ramtron to Licensee pursuant to this clause shall be fully paid up in the name of Ramtron and absolutely free from any mortgage, charge, pledge, lien, encumbrance, security interest, preferential


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          right, trust arrangement, contractual right of set off or
          any other security agreement or arrangement in favor of any other person. Ramtron and Licensee hereby acknowledge that the payment described under subparagraph (i) or entitlement to receive a transfer of shares of Licensee's common stock described under subparagraph (ii) above shall constitute Licensee's sole and exclusive right in such event and such amount or transfer represents a genuine pre-estimate of the liquidated damages likely to be suffered by Licensee as a result of commercial sales of Ferroelectric RF/ID Products by such other licensee or its Affiliates.

1.4 Section 2.1(e) of the License Agreement shall be modified by adding the following paragraph at the end of such section:

          Notwithstanding the above, Ramtron may sell Ferroelectric RF/ID Products to any party without restriction after December 31, 1998, unless Ramtron and Licensee agree to extend this date.

1.5 Section 2.1(f)(i) of the License Agreement shall be modified in its entirety as set forth below:

          (i) Licensee shall be entitled to the remedy set forth in Subsection (c) above only once, that is, only with respect to the first such additional licensee who commercially sells Ferroelectric RF/ID Products on or before December 31, 1996, and Licensee shall not be entitled to receive the transfer of shares of Licensee's common stock described in Subsection (c) with respect to additional licensees, regardless of number.

1.6 Section 2.1(f)(iii) of the License agreement shall be modified in its entirety as set forth below:

          (iii) The number of shares issued as the Additional License Fee which Licensee may be entitled to receive transfer of under Subsection (c) above shall be reduced (but not below zero) by (1) the number of shares which Licensee receives transfer of under Subsection (d)(ii) above, (2) the number of shares which could be purchased with the cash payment received by Licensee under Subsection (d)(i) above, at the current market value of such shares at the time such payment is made, and (3) the number of shares which


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          could be purchased with the cash payment received by Licensee under Section 2.1 (i) below, at the current market value of such shares at the time such payment is made, and vice versa, such that the total maximum number of shares that Licensee is or may be entitled to under Subsections (c) and (d) above shall not exceed the equivalent of One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (1,333,333) shares.

1.7 A new Section 2.1(g) is hereby added to the License Agreement as set forth below:

          (g) Notwithstanding the provisions of Section 2.1 (e) above, in the event that Licensee does not purchase from Ramtron at least fifty percent (50%) of the annual quantities of units set forth below for any given year and fails to do so within one hundred twenty (120) days after being notified by Ramtron of such deficiency, then, effective on the expiration of such one hundred twenty (120) day period, the provisions of
          Section 2.1(e) hereof and any other restriction or prohibition on the sale of Ferroelectric RF/ID Products by Ramtron to any third party, shall be null and void and from such date forward Ramtron shall not be subject to any restriction, penalty or prohibition against or arising from the sale of such products by Ramtron to any third party.

                       ANNUAL PURCHASE MILESTONES (000'S)

                                       1994    1995    1996    1997    1998
                                       ----    ----    ----    ----    ----
     System Products Units               43     960    3940   12,615  12,615
     Component Products Units            --     240    5720   26,820  26,820
                                              -----   -----   ------  ------
                                              1,200   9,660   39,435  39,435

          For purposes of this Section 2.1 (g) and Section 2.3 below, "System Products" shall mean evaluation systems including, without limitation the DSS 1000, finished controllers including, without limitation the RFC 1000 and finished transponders including, without limitation, the RFM 256CC, and "Component Products" shall mean chips, COB transponder assemblies, and board/module level controllers.

1.8 A new Section 2.1(h) is hereby added to the License Agreement as set forth below:


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          (h)  In the event of any reconstruction of the shares of
          Licensee's common stock through any means including, without limitation, any stock-split, reverse stock-split or stock dividend ("Reconstruction"), then the number of shares of Licensee's common stock, to be transferred by Ramtron to Licensee pursuant to Subsection (c) or (d) above shall also be adjusted and reconstructed in the same proportions and in a manner consistent with the Reconstruction.

1.9 A new Section 2.1(i) is hereby added to the License Agreement as set forth below:

          (i) In the event that Ramtron must transfer certain shares of Licensee's common stock to Licensee pursuant to Subsections (c) or (d) above and Ramtron does not own sufficient shares to satisfy such obligations, then Ramtron shall make a cash payment to Licensee, the amount of which shall be calculated as follows:

                                  P = (N - T)M

          Where: P equals the cash payment to be made by Ramtron to Licensee; N equals the number of shares of Licensee's common stock required to be transferred by Ramtron to Licensee pursuant to Subsection (c) or (d), as appropriate; T equals the number of shares of Licensee's common stock actually transferred by Ramtron to Licensee pursuant to Subsections (c) or (d), as appropriate; and M equals the market value of each share of Licensee's common stock as of the date any such transfer is required to be made pursuant to Subsections (c) or (d). The market value of such shares shall be determined by the mutual agreement of the parties. Any dispute between the parties concerning the number of shares to be transferred or the market value of such shares shall be settled by arbitration in the manner provided in Section 12.10 below.

1.10 Section 2.2.1(b) of the License Agreement shall be modified in its entirety as set forth below:

          (b) ADDITIONAL LICENSE FEE. The term "Additional License Fee" shall mean the issuance by Licensee of one million three hundred thirty-three thousand three hundred thirty-


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           three (1,333,333) new shares of Licensee's common stock of
           $0.01 par value, at a stated value of $1.50 per share to
           Ramtron on or before March    , 1994.
                                      ---

1.11 Section 2.3 of the License Agreement shall be modified by adding the following new paragraph at the end of such section:

           Additionally, during the term of this Agreement, Licensee hereby agrees to pay to Ramtron a royalty of two percent (2%) on the sale, or other transfer for value, by or on behalf of Licensee of all System Products and Component Products manufactured by or on behalf of Licensee which incorporate chips manufactured by or on behalf of Ramtron.

1.12 Section 2.4 of the License Agreement shall be modified in its entirety as set forth below:

           2.4 CERTIFICATION OF ROYALTIES. Licensee shall, on or before April 30, July 31, October 31 and January 31 in each year during which royalties are payable under this Agreement , furnish to Ramtron a statement, certified by a financial officer of Licensee, concerning the Net Sales by or on behalf of Licensee of Ferroelectric RF/ID Products manufactured by or on behalf of Licensee and the sale by or on behalf of Licensee of all system hardware and component hardware products manufactured by or on behalf of Licensee which incorporate chips manufactured by or on behalf of Ramtron, during the preceding Royalty Period in sufficient detail to permit the computation of the royalties due for such Royalty Period, and shall accompany such statement by payment, in immediately available United States dollar funds, of the royalties due according to that statement. On or before the last day of the first three month period following the end of each Royalty Year, Licensee shall furnish to Ramtron a comparable statement, certified by an internationally recognized firm of independent certified public accountants, certifying the Net Sales made by or on behalf of Licensee of Ferroelectric RF/ID Products manufactured by or on behalf of Licensee and the sale by or on behalf of Licensee of all system hardware and component hardware products manufactured by or on behalf of


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                Licensee which incorporate chips manufactured by or on
                behalf Ramtron, during the preceding Royalty Year. Licensee shall accompany such statement by payment in immediately available United States dollar funds of any amounts due to Ramtron for such preceding Royalty Year.

1.13 Section 8.3(a) of the License Agreement shall be modified in its entirety as set forth below:

           (a) Licensee fails or refuses to: (i) pay to Ramtron on the date due any payment provided to be made to Ramtron in accordance with Section 2.2.1(a) or issue shares to Ramtron in accordance with Section 2.2.1(b); or (ii) issue shares to Ramtron in accordance with Section 2.2.2; or (iii) pay to Ramtron within thirty (30) days of written demand after the due date thereof for any royalties due hereunder provided, however, nothing in this subparagraph shall be construed to relieve Licensee of its liability to pay to Ramtron the Initial License Fee or issue shares to Ramtron as the Additional License Fee if such are due and payable or issuable, as appropriate, and royalties on all Ferroelectric RF/ID Products manufactured by or on behalf of Licensee and all system hardware and component hardware products which are manufactured by or on behalf of Licensee which incorporate chips manufactured by or on behalf of Ramtron, and sold, leased or otherwise transferred by Licensee prior to or after the date of such termination in accordance with this Agreement.

1.14 All other provisions of the License Agreement shall remain in full force and effect.


                                  ARTICLE TWO

                        AMENDMENTS TO SUPPLY AGREEMENT

2.1 The first paragraph of Section 2.1 of the Supply Agreement shall be modified in its entirety as set forth below:

           2.1 Products. Subject to the terms and conditions hereof, at Racom's request, Ramtron shall sell to Racom and make timely delivery of, and Racom shall


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                purchase from Ramtron and take delivery of, Products
                in an amount sufficient to satisfy up to: (i) one hundred percent (100%) of Racom's requirements therefor for calendar years 1994 and 1995 and
                (ii) fifty percent (50%) of Racom's requirements therefor for calendar years 1996, 1997, and 1998; provided, however, that in no event shall Ramtron be required to supply to Racom more than twenty million (20,000,000) units (assuming maximum possible die of 3000 per 6 inch wafer) of the Products in any given year, unless Ramtron agrees to do so in its sole and absolute discretion.

2.2 The second sentence of the second paragraph of Section 2.1 of the Supply Agreement shall be amended as follows:

           Racom shall compensate Ramtron for the design of these additional products at rates to be negotiated between Ramtron and Racom; provided that the non-recurring engineering ("NRE") charges for development of such products shall be as set forth below.

2.3 A new paragraph shall be added to the end of Section 2.1 of the Supply Agreement setting forth the following:

           Ramtron hereby agrees to provide Racom with engineering research and development services, on an ongoing basis. Ramtron hereby agrees to provide these services at its approximate cost. The fees charged to Racom for these services will be the direct expenses incurred by Ramtron to provide these services. These expenses will be limited to Compensation, Materials and Overhead as defined below.

           (i)  Compensation means, for the purposes of calculating fees,
           1.20 x Direct Labor (see table below) where Direct Labor is calculated, according to the rate table below, for the actual time spent by the various classes of professionals, as defined in the table, working on Racom projects. It is agreed that this rate table will be in effect through December 31, 1994 and will be increased by 5% annually thereafter for the term of this Agreement. It is agreed by both parties that this formula will be sufficient to pay for all direct and indirect labor costs. A detailed


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           summary of the individuals and expenses included in this
           calculation will be provided to Racom with each billing.

                        DIRECT LABOR RATES (PER MONTH)
                        ------------------------------

                        Senior Design           $5,475
                        Junior Design           $3,425
                        Senior Layout           $4,750
                        Junior Layout           $3,950

           (ii) Materials means, for purposes of calculating fees, all items directly consumed in providing the services to Racom. This includes but is not limited to supplies, parts, packaging and similar items. Included under this definition are only those items which will have no value after being utilized in providing the services to Racom. Any items having a life or value beyond providing the services to Racom and any items which would normally be capitalized under generally accepted accounting principles are hereby excluded from this calculation. A detailed list of these items will be provided to Racom with each billing.

           (iii) Overhead is defined and provided for by calculating a fixed charge of 50% of Compensation for each billing period. It is agreed by both parties that this formula will be sufficient to pay for all other expenses, direct, indirect or otherwise, not included and provided for under Compensation and Materials.

2.4 Section 3.1 of the Supply Agreement shall be modified in its entirety as follows:

           3.1 PURCHASE PRICE. Ramtron's prices to Racom for the Products shall be as set forth below in the second paragraph of this Section 3.1; provided, however, that Ramtron represents and warrants to Racom that the prices available to Racom for the Products shall be no less favorable than the prices offered to or established by any third party for the same or similar goods and quantities not exceeding the quantities anticipated to be purchased by Racom under the terms of this Agreement. Prices shall be stated and payments shall be made in United States dollars.


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           Ramtron hereby agrees to charge Racom for each Tested Wafer
           Out ("TWO") provided under this Agreement according to the following schedule:

           (i) For the period January 1, 1994 to December 31, 1994 the price per TWO will be $3,000 for up to 250 TWO's and $2,500 for additional purchases above 250 during this period.

           (ii) Commencing January 1, 1995 and continuing thereafter, Ramtron will charge Racom for each TWO according to the formula: 1.55 x DWMC where DWMC = VWMC + FWMC as further defined below:

           a.  VWMC = DVC + W where:

               -   DVC = Ramtron's total  direct  variable manufacturing
                         costs incurred on a monthly basis. Expenses in this category will be those variable costs generally identified as such by semiconductor industry standards and practices.

               - W is the physical quantity of all finished wafers actually produced in each monthly period.

           b.  FWMC = DFC + (WCM x .80) where:

               -   DFC = Direct fixed manufacturing costs generally
                         recognized by Ramtron for financial reporting purposes on a monthly basis. Expenses in this category will be those fixed manufacturing costs generally identified as such by semiconductor industry standards and practices.

               -   WCM = Wafer capacity per month at Ramtron's
                         manufacturing plant assuming a three shift, 24 hour per day, five day per week manufacturing


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                          schedule.  Ramtron has indicated that its
                          current rated capacity is 1,500 wafers per month based on this formula.

           c. The parties agree that pricing under the above formula will be determined on an annual basis as of the first day of each calendar year and adjusted quarterly for fluctuations in raw material prices or changes in manufacturing overhead.

2.5 Section 9.1 of the Supply Agreement shall be modified in its entirety as set forth below:

           9.1 Term. This Agreement shall become effective on the date signed by both parties and shall continue in effect until December 31, 1998 unless sooner terminated in accordance with the terms of this Agreement.

2.6 All other provisions of the Supply agreement shall remain in full force and effect.


                                ARTICLE THREE

                              OTHER AGREEMENTS

3.1 As partial consideration for extension of the Supply Agreement and the other terms and conditions specified herein, Racom shall issue, on the effective date of this Agreement, 666,667 shares of Racom common stock to Ramtron at a stated value of $1.50 per share.

3.2 Ramtron hereby agrees to support continuing discussions between Intag International Limited ("Intag") and Racom concerning opportunities presented to Racom by the Magellan Technology, including review and discussion of the Frost and Sullivan Marketing Report for purposes of reaching an early decision regarding Intag's current license negotiations with Racom.

3.3 Ramtron confirms its support to AWA Microelectronics ("AWAM") as originally agreed once the AWAM license is activated.


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3.4  Intag hereby agrees, in its sole discretion, to fund Racom's current operations, on a short-term basis, by way of convertible notes ("Notes"). Such Notes shall accrue interest at a rate of the ten percent (10%) per annum and shall be, at Intag's option, either convertible, at a rate of $1.50 per share, into Racom's common stock at the time of Racom's initial public offering, or shall be redeemable at any time after April 30, 1994. Notwithstanding the above, at the time of conversion of such Notes by Intag, Ramtron shall have the right to purchase from Intag up to fifty percent (50%) of the outstanding Notes at a purchase price equal to $1.50 per share multiplied by the number of shares each purchased Note converts into so as to afford Ramtron the opportunity to maintain an ownership position in Racom equal to that of Intag.

3.5 Ramtron and Racom agree to form a marketing council to discuss opportunities to achieve revenues from direct RF/ID chip sales, while at the same time, preserving or enhancing Racom's system level opportunities. In the event such opportunities arise, Racom will approve such direct sales by Ramtron to noncompetitive entities on a case-by-case basis. Racom and Ramtron shall negotiate the payment of any royalties in connection with such sales.

3.6 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       RACOM SYSTEMS, INC.


                                                      [ILLEGIBLE]
                                       ----------------------------------------



                                       RAMTRON INTERNATIONAL CORPORATION


                                                      [ILLEGIBLE]
                                       ----------------------------------------



                                       FOR THE LIMITED PURPOSE SET FORTH IN
                                       SECTION 3.4 HEREOF
                                       INTAG INTERNATIONAL LIMITED
                                       By:            [ILLEGIBLE]
                                          -------------------------------------
                                       Its:         MANAGING DIRECTOR
                                           ------------------------------------


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